UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): 7/14/2006

STAR SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-15234	52-1402131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 LIBERTY WAY

CHESTER, VIRGINIA 23836

(Address of principal executive offices, including zip code)

(804) 530-0535

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sale of Equity Securities

On July 14, 2006, Star Scientific, Inc. (the “Company”) entered into Securities Purchase and Registration Rights Agreements (the “July Purchase Agreements”) with the Company’s largest institutional investor and one of the Company’s largest private investors (collectively, the “Investors”). Pursuant to the terms of the July Purchase Agreements, the Company agreed to reset the exercise price of certain existing warrants held by the Investors, which were due to expire on July 17, 2006, from $4.15 to $2.00 per share, and in exchange, the Investors agreed to exercise the warrants in their entirety whereby the Investors purchased 2,000,000 shares of the Company’s common stock (“Common Stock”) for an aggregate of $4.0 million. Additionally, pursuant to the July Purchase Agreements, the Company agreed to grant the Investors warrants, at an exercise price of $3.00 per share, to purchase an additional 2,000,000 shares of Common Stock exercisable within five years of the grant date (the “July Warrants”). The July Warrants are callable by the Company if the price of the Common Stock exceeds $5.00 per share as quoted on the Nasdaq Global Market for twenty consecutive trading days.

The Common Stock is traded on the Nasdaq Global Market under the symbol “STSI”. On July 17, 2006, the last reported sale price of the Common Stock was $2.16 per share.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits.

10.1	Securities Purchase and Registration Rights Agreement, dated July 14, 2006, by and between Star Scientific, Inc. and Iroquois Capital

10.2	Warrant, dated July 14, 2006, issued by Star Scientific, Inc. to Iroquois Capital

10.3	Securities Purchase and Registration Rights Agreement, dated July 14, 2006, by and between Star Scientific, Inc. and Delaware Charter Guarantee Trust Company, FBO Joseph L. Schwarz, IRA

10.4	Warrant, dated July 14, 2006, issued by Star Scientific, Inc. to Delaware Charter Guarantee Trust Company, FBO Joseph L. Schwarz, IRA

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR SCIENTIFIC, INC.
Date: July 18, 2006	BY:	/s/ Paul L. Perito
Paul L. Perito Chairman of the Board, President and Chief Operating Officer

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